Exhibit 99.1

Keith Barnes Elected to Spansion Board of Directors

SUNNYVALE, Calif., August 15, 2011– Spansion Inc. (NYSE: CODE), a leading provider of Flash memory, today announced the election of Keith Barnes to Spansion’s Board of Directors, filling the new board seat approved by Spansion’s stockholders at the 2011 annual meeting. Barnes will join the compensation committee.

Barnes has over 35 years of experience in semiconductor, manufacturing and test companies. He has held chairman and chief executive officer positions for three public companies over 15 years, served on five public company boards, has extensive capital markets experience, and manufacturing expertise in China, Malaysia, Singapore, Europe and the United States.

“Keith is a seasoned executive, bringing in-depth experience in semiconductor manufacturing and testing, memory, and many vertical markets of our customers,” said John Kispert, president and CEO of Spansion. “His expertise and insights will be of great value as we continue to execute our growth strategies.”

Barnes’ most recent position was chairman of Verigy, a semiconductor equipment company, which focuses on IC, multi-chip modules, and subassembly test on manufacturing floors and in laboratories for communications, consumer electronics, computers and memory, including NOR, NAND and DRAM products. He has also served as division president of Agilent Technologies semiconductor test business, which was spun out to become Verigy, and held executive positions with Electroglas, IMS, Cadence and Kontron.

“Spansion is uniquely positioned in the embedded market with new opportunities to expand beyond its core memory business,” said Barnes. “I’m looking forward to serving as a resource to the leadership team and contributing to Spansion’s growth.

About Spansion

Spansion (NYSE: CODE) is a leading provider of the Flash memory technology at the heart of the world’s electronics systems, powering everything from the routers that run the internet to the highly interactive and immersive consumer and automotive electronics that are enriching people’s daily lives. Spansion’s broad and differentiated Flash memory product portfolio, award-winning MirrorBit charge-trapping technology, and industry leading service and support are enabling customers to achieve greater efficiency and success in their target markets. For more information, visit http://www.spansion.com.

Cautionary Statement by Spansion

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include the company’s ability to: expand beyond its core memory business in the embedded market, implement a business strategy that results in future growth and innovation, and continue to design differentiated products. Additional risks and uncertainties related to the company’s business are discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s most recent Annual Report on Form 10-K for fiscal 2010 and Quarterly Reports on Form 10-Q. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spansion(R), the Spansion logo, MirrorBit(R), and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Press Contact:

Michele Landry

Spansion Inc.

+1.408.616.3817

Michele.Landry@spansion.com

Investor Relations:

Shubham Maheshwari

Spansion Inc.

+1.408.616.3677

Shubham.Maheshwari@spansion.com